Exhibit 10.2

SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT
THIS SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT (the “Agreement”) by and among CNX Coal Resources GP LLC (the “General Partner”), CONSOL Pennsylvania Coal Company (“CPCC” and, collectively with the General Partner, the “Companies”), CONSOL Energy Inc. (“CEI”) and Lorraine Ritter (hereinafter, the “Employee” or “you”) is effective as of August 2, 2017 (the “Separation Date”). The Companies, CEI and the Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, the Employee and the General Partner wish to terminate the Employee’s employment with the General Partner, and the Employee and CPCC wish to terminate the Employee’s employment with CPCC, in each case as of the Separation Date, and to set forth in this Agreement the terms of the Employee’s termination of employment with both of the General Partner and CPCC;
NOW, THEREFORE, for good and valuable consideration, the Parties hereto agree as follows:

1.	General Release.

(a)The Employee does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Companies and their affiliates, subsidiaries and parents, and their respective officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators, as well as the current and former fiduciaries of any pension, welfare, or other benefit plans applicable to the employees or former employees of the Companies, and the current and former welfare and other benefit plans sponsored by the Companies (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date the Employee signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Companies, the terms and conditions of that employment relationship, including the Severance Agreement (as defined below), and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Readjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Law, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)Although Paragraph 1(a) is intended to be a general release, it is understood and agreed that Paragraph 1(a) excludes claims under any statute or common law that the Employee is legally barred from releasing, such as the Employee’s entitlement to vested pension benefits.

(c)Nothing herein is intended to or shall preclude the Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or similar state or local fair employment practices agency and/or cooperating with said agency in its investigation. The Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that any such agency may recover against the Releasees resulting from such charge, without regard as to who brought any said complaint or charge. Employee further agrees that to the extent any relief, including monetary relief, is awarded against the Releasees in favor of Employee in any such proceeding, all amounts paid as consideration by the Companies pursuant to this Agreement shall be a setoff and credit against any such award to the fullest extent permitted by law.

(d)The Employee represents and agrees by signing below that the Employee has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Companies and has no known workplace injuries or occupational diseases.

(e)To the fullest extent permitted by law, the Employee represents and affirms that the Employee has not filed or caused to be filed on the Employee’s behalf any claim for relief covered by the general release in Paragraph 1(a) against any Releasee and, to the best of the Employee’s knowledge and belief, no outstanding claims for relief covered by the general release in Paragraph 1(a) have been filed or asserted against the Companies or any Releasee on the Employee’s behalf.

2.Consideration. As a material inducement to enter into this Agreement and in consideration for the release of all claims by the Employee as set forth in Section 1 of this Agreement and the other obligations, covenants and promises made by the Employee herein, the Companies and CEI hereby agree as follows:

(a)The Companies shall make a cash payment to the Employee in the amount of $933,075 minus required deductions, which such amount shall be paid in a one-time lump sum payment following the expiration of the revocation period described in Section 5 below;

(b)Subject to Sections 4 and 5 hereof, all equity award agreements, or any similar agreements, pursuant to which the Employee was granted the right to receive any equity interest in CNX Coal Resources LP (“CNXC”) and/or CEI under the CNXC Long-Term Incentive Plan or the CONSOL Energy Inc. Equity Incentive Plan, respectively (the “Equity Award Agreements”), be, and they hereby are, amended so that the Employee’s continued employment with the Companies on or after the Separation Date shall not be a requirement for the vesting of any unvested equity grants made under such Equity Award Agreements and, as a result, all granted but unvested equity interests in CNXC and/or CEI granted to the Employee shall continue to vest on the vesting schedule established under the Equity Award Agreements or in such other document pursuant to which such equity interests were granted, and the Equity Award Agreements, except as provided above, are fully applicable and enforceable, including the restrictive covenants and related provisions contained therein;

(c)    If Employee timely elects to continue receiving health benefits under the “COBRA” provisions of the Companies’ or CEI’s, as applicable, group health plans in which you currently participate, the Companies will directly pay the COBRA premiums for you and your eligible dependents’ medical, dental and vision continuation benefits for a period of 36 months commencing on the Separation Date.

3.Voluntary Waiver. The Companies advise you to consult a lawyer concerning the terms of this Agreement. By signing below, you acknowledge that you have carefully read this Agreement and that you understand the contents of this Agreement. You further acknowledge that you are executing this Agreement voluntarily and of your own free will in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory and in addition to any other benefits to which you are otherwise entitled.

4.Consideration Period and Deadline to Accept. After receiving this Agreement from the Companies, you have 21 calendar days to consider this Agreement. If you have not signed and returned this Agreement to the Companies by the close of business on the 22nd day after you received it, then this offer will be deemed automatically withdrawn (the “Withdrawal Date”). For purposes of clarity, on such Withdrawal Date, any unvested equity awards under the Equity Award Agreements shall immediately cease to vest, terminate, be cancelled and be of no further force or effect.

5.Revocation Period. You have seven days from the date you sign this Agreement to revoke this Agreement by advising the General Partner in writing of the revocation, attention Maria Farneth - Human Resources, CNX Coal Resources, 1000 CONSOL Energy Drive, Canonsburg, PA 15317. If you sign and return this Agreement within the deadline in the previous section and this Agreement is not revoked within seven days after you sign this Agreement, then this Agreement shall become effective on the eighth day following your signing of this Agreement. For purposes of clarity, if you revoke this Agreement, any unvested equity awards under the Equity Award Agreements shall immediately cease to vest, terminate, be cancelled and be of no further force or effect.

6.Termination of Employment and Change in Control Severance Agreement. The Employee agrees and recognizes that the Employee’s employment relationship with the Companies has been permanently severed as of the Separation Date and that the Companies have no obligation to employ the Employee in the future. The Employee, the Companies and CEI further agree that, as of the Separation Date, that certain Amended and Restated Change in Control Severance Agreement by and among the Employee, the Companies and CEI, dated as of February 7, 2017 (the “Severance Agreement”), shall be terminated and of no further force and effect, and the Employee, the Companies and CEI shall have no further rights or obligations under the Severance Agreement. The Employee, the Companies and CEI further agree that the termination of the Employee’s employment with the Companies as set forth herein shall not trigger any obligations, rights or other duties of the Companies and/or CEI under the Severance Agreement, including any obligations to make any payments or provide any other compensation or benefits to the Employee under the Severance Agreement.

7.PTO. Regardless of whether you sign this agreement, you will be paid for any accrued but unused paid time off (“PTO”) as of the Separation Date which, as of the Separation Date consists of 317 hours of accrued but unused PTO.

8.Accrued Benefits / No Other Payments. Signing this Agreement will not affect the following (the “Accrued Benefits”): (a) the payment of any unpaid base pay for the period of time since the Companies’ last payroll date through the Separation Date; or (b) any rights you may have under the Companies’ and/or CEI’s sponsored 401(k) plan, pension plan(s), supplemental retirement plan, Defined Contribution Restoration Plans and/or similar plans and arrangements, if applicable. Except for the Accrued Benefits and the payments and other benefits set forth in Sections 2 and 7 of this Agreement, you agree that you are not entitled to and waive the right to seek any additional payments, benefits, or consideration of any kind from the Companies or any of their affiliated entities.

9.Non-disparagement. You acknowledge that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by executive management of the Companies and CEI, and by you. As such, executive management of the Companies and CEI will be directed to not disparage you, and you will not disparage them or the Companies or CEI. Additionally, you will cooperate with the Companies and CEI in any future matters relating to your past employment. You agree to be reasonably available to the Companies and CEI for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations or administrative proceedings involving the Companies or CEI. The Companies or CEI will advance or reimburse your reasonable costs incurred as a result of these obligations.

10.Breach. You agree that the restrictions in this Agreement are fair, reasonable, and necessary to protect the Companies’ and CEI’s legitimate business interests. The restrictions in this Agreement are in addition to any restrictions imposed upon you by statute, at common law, or other written agreements, including the Equity Award Agreements. If you breach this Agreement, you agree that any payments and other benefits set forth in Section 2 of this Agreement will stop (including, without limitation, the vesting of any unvested equity relating to the Equity Award Agreements) and that you will repay to the Companies and/or CEI, as applicable, any payments made pursuant to Section 2 of this Agreement beyond $150, without limiting the Companies’ and/or CEI’s, as applicable, other remedies or impairing the release set forth in Section 1 herein or any other provision in this Agreement.

11.Taxes. If accepted, the provisions of this Agreement will be interpreted and construed in a manner intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so interpreted, or construed). For purposes of Section 409A, each payment will be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made after the effective date of the termination of your employment and within the applicable 2½ month period specified in Treas. Reg. § 1.409A-l(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the separation pay exception as specified in Treas. Reg. § l.409A-1 (b)(9)(iii). You have no right to designate the date of any payment to be made under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Section 409A may impose upon you certain taxes or other charges for which you are and will remain solely responsible, and nothing contained in this Agreement will be construed to obligate the Companies or any entity or person affiliated with the Companies for any such taxes or other charges, and in no event will the Companies have any liability to any person, including you, due to the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A or any other applicable law.

12.Acknowledgement. The Employee acknowledges that if the Employee does not execute this Agreement, the Employee will not be entitled to the payments and benefits set forth herein.

13.Entire Agreement. This Agreement and the Equity Award Agreements, as amended by this Agreement, contain the entire agreement between the Companies, CEI and the Employee relating to the subject matter hereof. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement or any Equity Award Agreement.

14.Confidentiality. The Employee agrees not to disclose the terms of this Agreement to anyone, except the Employee’s spouse, attorney and, as necessary, tax/financial advisor, or the Internal Revenue Service or other taxing authority, and expressly acknowledges that the Companies may be required to disclose the terms of this Agreement and publicly file a copy of this Agreement pursuant to the U.S. securities laws and regulations.

15.Cooperation. In consideration for the payments made and other consideration provided to the Employee pursuant to Section 2 of this Agreement, the Employee agrees that she will cooperate with the Companies in the orderly transition of her duties and responsibilities as an employee and, in the case of the General Partner, an officer and employee of the General Partner by, among other things, providing all information reasonably requested by the General Partner in connection with the preparation of CNXC’s filings with the Securities and Exchange Commission (the “SEC”) including CNXC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and providing any other information reasonably requested by the Companies to effectively transition the Employee’s duties and responsibilities.

16.Corporate Records. The Employee represents that the Employee has returned to the Companies and does not presently have in the Employee’s possession or control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Companies and/or their predecessors, subsidiaries or affiliates or obtained as a result of the Employee’s prior employment with the Companies and/or their predecessors, subsidiaries or affiliates, or created by the Employee while employed by or rendering services to the Companies and/or their predecessors, subsidiaries or affiliates. In addition, the Employee has or will promptly return in good condition any other equipment or property owned by the Companies to the General Partner or CPCC, as applicable, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. At the Employee’s request, the Companies will make reasonable arrangements to transfer cellular phone numbers and personal fax numbers to the Employee.

17.Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict the Employee from: (i) making any disclosure of information required or protected by law; or (ii) initiating communications directly with, cooperating with, providing information to, testifying, participating in, responding to any inquiry from, or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, including but not limited to the SEC, any self-regulatory organization, or the Companies’ designated legal, compliance or human resources officers, relating to a possible violation of any applicable law, rule or regulation. Further, nothing in this Agreement requires the Employee to notify the Companies of any activity protected by this Section 17, and nothing in this Agreement is intended to or shall prevent, impede or interfere with Employee’s non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

18.Non-admission. The Parties agree and acknowledge that the Agreement described herein, and the release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Employee.

19.Injunctive Relief. The Employee further agrees that the Companies shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this

Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Companies may be entitled.

20.Governing Law. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon the Companies unless reduced to writing and signed by a duly authorized official of the Companies. Each provision of this Agreement is severable from each other provision of this Agreement. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

21.Limit on Payments by the Companies.

(a)    The provisions of this Section 21 shall apply notwithstanding anything in this Agreement or any other agreement to the contrary. In the event that it shall be determined that any payment or distribution by one or both of the Companies to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the General Partner and/or CPCC, as applicable, will apply a limitation on the Payment amount as set forth below (a “Parachute Cap”) as follows: The aggregate present value of the Payment under Section 2(a) and (b) of this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount; provided, however, that any such reduction shall be applied to Agreement Payments that do not constitute deferred compensation and are exempt or otherwise excepted from coverage under Section 409A (but excluding stock options or other stock rights). The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code. For purposes of this Section 21, “present value” shall be determined in accordance with Section 280G(d)(4) of the Code.
(b)    All determinations to be made under this Section 21 shall be made by the nationally recognized independent public accounting firm used by the Companies at the time such determination must be made (the “Accounting Firm”). Any such determination by the Accounting Firm shall be binding upon the Companies and the Employee.
(c)    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 21 shall be borne solely by the Companies.

22.	Acknowledgement. The Employee certifies and acknowledges as follows:

(a)That Employee has not received and will not receive any tax advice from the Companies or any officer, director, employee, consultant or other representative of the Companies, or any successors to any of the foregoing, regarding the tax consequences, under federal, state, local or other tax law, of the actions and transactions contemplated by this Agreement, including but not limited to Section 409A.  Employee understands and agrees that Employee has been advised to consult with Employee’s own tax advisors with respect to such tax consequences and liabilities;

(b)That the Employee has read the terms of this Agreement, and that the Employee understands its terms and effects, including the fact that the Employee has agreed to RELEASE AND

FOREVER DISCHARGE the Releasees from any legal action arising out of the Employee’s employment relationship with the Companies and the termination of that employment relationship; and

(c)That the Employee does not waive rights or claims that may arise after the date this Agreement is executed.

(d)That the Employee is not a medicare beneficiary as of the time Employee enters into this Agreement. To the extent that Employee is a medicare beneficiary, Employee agrees to contact a Human Resources representative for further instruction.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Employee, the Companies and CEI have entered into this Separation of Employment and General Release Agreement effective as of the date set forth above.

EMPLOYEE
/s/ Lorraine Ritter Lorraine Ritter	Witness: /s/ Martha Wiegand

CONSOL ENERGY INC.

By: /s/ Nick DeIuliis	Witness: /s/ Mary Stromberg
Name: Nick DeIuliis Title: CEO

CONSOL PENNSYLVANIA COAL COMPANY LLC

By: /s/ Jimmy A. Brock	Witness: /s/ Martha Wiegand
Name: Jimmy Brock Title: President

CNX COAL RESOURCES GP LLC

By: /s/ Jimmy A. Brock	Witness: /s/ Martha Wiegand
Name: Jimmy Brock Title: President